FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E0517742018-6
Secretary of State State Of Nevada	Filing Number 20255121607
	Filed On 8/19/2025 8:31:00 AM
	Number of Pages 4

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Phoenix Plus Corp. Entity or Nevada Business Identification Number (NVID): NV20181810089
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Phoenix Plus Corp. hereby creates Series A Preferred Stock with the following rights (see attached)
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X ______________________ Date: 08/19/2025 Signature of Officer

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION
OF
PHOENIX PLUS CORP.
ESTABLISHING THE DESIGNATIONS, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ITS SERIES A PREFERRED STOCK

Phoenix Plus Corp. (the "Company"), a corporation organized and existing under the laws of Nevada, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, it has adopted resolutions (a) authorizing the issuance of up to two hundred thousand (200,000) shares of Series A Preferred Stock of the Company and (b) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

SECTION 1. DESIGNATION OF SERIES. There shall hereby be created and established a series of "Series A Preferred Stock" and the number of shares initially constituting such series shall be up to 200,000 shares.

SECTION 2. STATED VALUE. The Stated Value of the Series A Preferred Stock will be $3.00 per share.

SECTION 3. LIQUIDATION. Upon any liquidation, dissolution or winding- up of the Company, the Series A Preferred Stock will entitle the Holders, out of the assets of the Company available for distribution to its shareholders upon such liquidation, an amount equal to the Stated Value, for each share of Series A Preferred Stock, plus any accrued but unpaid dividends on such shares, before any payment may be made or any assets distributed to the holders of the Common Stock.

SECTION 4. VOTING AND PROTECTIVE PROVISIONS. Holders will be entitled on a pro rata basis, to an aggregate of 51% of the total voting power of the Company's stockholders on any matter that be brought to a vote of the stockholders.

SECTION 5. CONVERSION. (a) The Series A Preferred Stock will be convertible into shares of Common Stock ("Conversion Shares") at any time at the option of the Holders, in the ratio of one share of Series A Preferred Stock for 4.44 shares of Common Stock (subject to adjustment for stock splits, stock dividends and similar transactions). To effect a conversion hereunder, the Holder shall provide the Company a notice of conversion substantially in the form of Exhibit A hereto. No fractional shares of Common Stock are to be issued upon the conversion of any Series A Preferred Stock, but rather the number of shares of Common Stock to be issued will be rounded up to the nearest whole number. For the avoidance of doubt, a Holder may not elect to convert any fraction of a share of Series A Preferred Stock. Within three trading days of receipt of the conversion notice, the Company shall deliver or cause to be delivered to the Holder a (a) certificate for the Conversion Shares, or (b), if requested by the Holder and the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, and (i) there is an effective registration statement for the issuance or resale of the Conversion Shares or (ii) the Shares are then eligible to be sold under Rule 144 without volume limitations and without the need for current public information, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder's or its designee's balance account with DTC through its Deposit/Withdrawal at Custodian ("DWAC") system.

SECTION 6. NO REDEMPTION RIGHTS OR OBLIGATIONS.

The Company will not be entitled to redeem any shares of Series A Preferred Stock without the consent of the Holders of such shares.

SECTION 7. MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the Series A Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

Form of Conversion Notice
Phoenix Plus Corp. Series A Preferred Stock

In accordance with the Certificate of Designation of Series A Preferred Stock of Phoenix Plus Corp., the undersigned Holder of Series A Preferred Stock hereby elects to convert shares of Series A Preferred Stock to Common Stock as follows:

Holder:____________________________

Number of Shares of Series A Preferred Stock held: ________________

Number of Shares of Series A Preferred Stock being converted: ____________

Number of Shares of Series A Preferred Stock held following conversion: ___________

Number of Conversion Shares to be issued and calculation of amount: ________________

Address for delivery of Conversion Shares: _________________

Or (if eligible) instruction for delivery by DWAC: ________________

Signature of Holder:

Date: _________